Exhibit 3.51

CERTIFICATE OF INCORPORATION

OF

OCTOPUSTRAVEL.COM LIMITED

To form a corporation for the purposes stated below under and pursuant to the provisions of the General Corporation Law of the State of Delaware, the undersigned certifies that:

FIRST:  The name of the corporation is OCTOPUSTRAVEL.COM LIMITED (hereinafter the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at that address is Corporation Service Company located in the county of New Castle.

THIRD:  The purpose of the Corporation and the nature of its business are to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and, in general, to possess all the powers and privileges granted by the General Corporation Law of the State of Delaware or by this Certificate of Incorporation, together with any powers incidental thereto.

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of Common Stock. All such shares are to be without par value.

FIFTH:  The name and mailing address of the undersigned sole incorporator are:

Name	Mailing Address

Daniel V. Duff, Jr.	Windels Marx Lane & Mittendorf, LLP 156 West 56th Street New York, New York 10019

SIXTH: The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited herein or in the By-Laws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be adopted, altered, amended, changed, added to, or repealed by the Board of Directors.

SEVENTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate in the manner prescribed by law now or in the future, and all rights and powers conferred in this certificate on stockholders, directors and officers are subject to this reserved power.

EIGHTH:  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be hereafter amended, any person who was or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is serving or served at any time, at the request of the Corporation as a director, officer, employee or agent of another corporation or other entity, against all loss suffered and expenses incurred by such person; provided, however, the Corporation shall not indemnify any person for a Proceeding initiated by him or her unless the Proceeding was authorized by the Board of Directors. The Corporation shall also indemnify its directors and officers for expenses incurred in connection with such

Proceeding to the fullest extent permitted by Section 145(e) of the General Corporation Law as in effect on the date of this Certificate of Incorporation or as the same may be hereafter amended.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have signed this Certificate as of the 15th day of May, 2000, and I affirm that the statements herein are true, under the penalty of perjury.

/s/ Daniel V. Duff, Jr.
Name: Daniel V. Duff, Jr.
Title: Sole Incorporator

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

OCTOPUSTRAVEL.COM LIMITED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of OCTOPUSTRAVEL.COM LIMITED be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST:                                The name of the corporation is OctopusTravel.com (USA) Limited (hereinafter the “Corporation”).

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, OCTOPUSTRAVEL.COM LIMITED has caused this certificate to be signed by Barry Kaplan, an Authorized Officer, this eighteenth day of February, 2004.

By:	/s/ Barry Kaplan
Title:	Vice President and Secretary
Name:	Barry Kaplan